Exhibit 3.1

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

E.MERGE TECHNOLOGY ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

E.MERGE TECHNOLOGY ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.

The name of the Corporation is E.Merge Technology Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 22, 2020. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 12, 2020 (the “Amended and Restated Certificate of Incorporation”). A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 30, 2020 (the “Second Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

3.

This Amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 13, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by August 4, 2022 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Second Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). In the event that the Corporation has not consummated an initial Business Combination by the Deadline Date, the Board of Directors, in its discretion, if requested by the Sponsor, upon five days prior written notice to the Corporation, may extend the Deadline Date by one month each on up to three occasions, for up to an additional three months, but in no event to a date later than November 4, 2022 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open, provided that the Sponsor (or its affiliates or its permitted designees) loans to the Corporation by deposit of funds into the Trust Account $0.035 for each Offering Share that is not redeemed

(the “Initial Loan”), and an additional (ii) $0.035 for each Offering Share that is not redeemed by the last day of that extension period, not later than seven calendar days after the beginning of the next extension period (the “Additional Loans” and, collectively with the Initial Loan, the “Loans”) in exchange for a non-interest bearing, unsecured promissory note and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with this Article IX. If the Corporation completes its initial Business Combination, it will repay the amounts loaned under the promissory note out of the proceeds of the Trust Account released to it. If the Corporation does not complete a Business Combination by the Deadline Date, the Loans will not be repaid. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, E.Merge Technology Acquisition Corp. has caused this Amendment to the Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 1st day of July, 2022.

E.MERGE TECHNOLOGY ACQUISITION CORP.

By:	/s/ Jeff Clarke
Name:	Jeff Clarke
Title:	Co-Chief Executive Officer and Chief Financial Officer